Exhibit 10.6

GUARANTEE

GUARANTY given by David Koenig the undersigned, to induce the acceptance of the attached Promissory Note, dated January 25, 2006, of the same date, by Adron Holding, LLC.

1. Obligation. In consideration of the advancement of funds paid by Adron Holdings, LLC for the Promissory Note (“Note”), the undersigned hereby unconditionally guarantees to Adron Holdings, LLC, its successors and assigns, and to every subsequent holder of the Note, that an amount of one half of the sum stated therein to be payable on the Note (which shall not exceed Thirteen Thousand Five Hundred Dollars ($13,500.00), shall be promptly paid in full. This guarantee shall apply to all payments due on the Note, up to the specified amount, in accordance with the terms thereof, whether at maturity, by acceleration or otherwise, and, in case of any extension of time of payment or renewal, in whole or in part, all sums shall be promptly paid when due according to such extension or extensions, renewal or renewals.

2. Consent. The undersigned hereby consents that at any time, without notice to the undersigned, payment of any sums payable on the Note may be extended or the Note may be renewed in whole or in part and that any of the acts mentioned in the Note may be done, without affecting the liability of the undersigned.

3. Waiver. The undersigned hereby waives presentment, demand for payment by the maker or anyone else, protest and notice of nonpayment, dishonor or protest of the Note, and all other notices and demands.

Date:	1/25/06	/s/ David F. Koenig
David Koenig